EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Cullen/Frost Bankers, Inc. pertaining to the 2007 Outside Directors Incentive Plan of our reports dated February 2, 2007, with respect to the consolidated financial statements of Cullen/Frost Bankers, Inc., Cullen/Frost Bankers, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cullen/Frost Bankers, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
May 31, 2007